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                                                                    EXHIBIT 99.1

                                               For Further Information, Contact:

                                                             Investor Relations:
                                                  Lippert/Heilshorn & Associates
                                                                   Keith Lippert
                                                                  (212) 838-3777
                                                                    Kris Otridge
                                                                  (415) 433-3777

                                                         Company Communications:
                                                              STM Wireless, Inc.
                                                                  Joseph Wallace
                                                                  (949) 753-7864

                                                          Web Site: www.stmi.com



         STM WIRELESS, INC. ANNOUNCES FOURTH QUARTER AND TWELVE-MONTH
                            RESULTS FOR FISCAL 1998

     IRVINE, CALIFORNIA, April 5, 1999 -- STM WIRELESS, INC. (STM), (NASDAQ NM
Symbol: STMI) today announced the results for the fourth quarter and year ended December 31, 1998.

     The company reported revenues of $42.0 million for fiscal 1998, a decrease of approximately 20% over revenues for 1997, which were $52.1 million. The net loss for fiscal 1998 was $9.4 million ($1.36 per share), compared with a loss of $2.1 million ($0.32 per share) for 1997. The net loss for the year ended Dec. 31, 1998 is net of a gain on the sale of assets of TMSI of $10.0 million.

     Revenues for the fourth quarter ended Dec. 31, 1998 were $11.6 million compared to $7.1 million for the corresponding period in 1997. The company reported a net loss of $9.8 million ($1.39 per share) for the fourth quarter ended Dec. 31, 1998, compared to a net loss of $4.1 million ($0.64 per share) for the corresponding period of 1997. The net loss for the quarter includes approximately $6.3 million of non-cash charges associated primarily with taxes and inventory reserves. Also, approximately $1.9 million of reserves were established for foreign taxes and accounts receivable.

     The results for the fourth quarter of 1998 violate certain covenants under the company's line of credit, which expired as of April 1, 1999. The company is currently in discussions with its bank to obtain a renewal of its line of credit.

     For the first quarter of 1999, the company expects to incur a significant loss and experience a significant decrease in revenues compared to the revenues for the first quarter of 1998.


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     "1998 was a challenging year for STM," said Emil Youssefzadeh, chief executive officer of the company. "Global economic conditions, especially in our core markets of Asia and Latin America, were severe and adversely impacted the company's equipment business. We are determined to return the company to profitability on an operating basis in our equipment business as soon as possible and are in the process of consolidating our operations accordingly. In addition to returning the company to operating profitability, we have established several key strategic objectives for the company in 1999.

     "First, we will look to build shareholder value by separating our rural telephony services business from our equipment business. This action will enable us to articulate and quantify better the value of each of these businesses, especially the DTPI service business which we feel can become the industry leader for rural telephony services.

     "In addition, we actively will look to recruit top industry talent to assist us in building each of these businesses. We will continue to build strategic relationships to generate growth moving forward and reduce our dependence on developing markets. Finally, the company has retained the services of an investment bank to assist it in evaluating other alternatives for maximizing shareholder value."

     STM Wireless, Inc., headquartered in Irvine, (Web Site: www.stmi.com), is an international provider of communication solutions for rural telephony applications and satellite data networks with equipment installed in over 90 countries. The company operates as two independent, but complementary businesses: STM Network Systems (STM-NS), which supplies satellite network systems worldwide and Direc-to-Phone International, Inc. (DTPI) (Web Site: www.directophone.com), a majority-owned subsidiary, which is a leading provider of fixed-station telephony services in countries and regions with low telephone density. DTPI uses products manufactured by STM-NS to enter into long-term agreements with local partners to provide satellite communications services.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, in Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties that may cause actual future

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results or results different materially and adversely from those described in the forward looking statements. For example, there can be no assurance that the Company will renew its line of credit. In such event, the Company would be required to obtain potentially dilutive debt or equity financing from other sources. Additional important factors that may cause a difference between projected and actual results for the Company include, but are not limited to, future capital requirements, the long-term cycle involved in completing major contracts, particularly in foreign markets, political and economic risks involved in foreign markets and foreign currencies, increasing competitive pressures, and general economic conditions, technological advances, the timing of new product introductions, and the timing of operating and other expenditures, and other factors discussed in the Company's filings from time to time with the Securities Exchange Commission, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the Form 10-Q's for the first three quarters of fiscal 1998. The Company disclaims any obligation to revise or update any forward looking statement that may be made from time to time by it or on its behalf.